CUSIP No. 86789P 10 0                                              Page  1 of 23

                                                --------------------------------
                                                          OMB APPROVAL
                                                --------------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
--------------------------------------------------------------------------------

                               SUNTRON CORPORATION
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   86789P 10 0
                                   -----------
                                 (CUSIP Number)

                               Jeffrey W. Goettman
                         Thayer-BLUM Funding III, L.L.C.
                         1455 Pennsylvania Avenue, N.W.
                             Washington, D.C. 20004
                                 (202) 371-0150

                                 with a copy to:

   Eric A. Stern, Esq.                             Murray A. Indick, Esq.
    Latham & Watkins                            Thayer-BLUM Funding III, L.L.C.
555 Eleventh Street, N.W.                          909 Montgomery Street
       Suite 1000                                        Suite 400
 Washington, D.C. 20004                           San Francisco, CA 94133
     (202) 637-2200                                    (415) 434-1111
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                February 28, 2002
                                -----------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

CUSIP No. 86789P 10 0                                              Page  2 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             THAYER-BLUM FUNDING III, L.L.C.

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                     46-0468415
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 DELAWARE
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            OO (LIMITED LIABILITY COMPANY)

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page  3 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             TC KCO, L.L.C.

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 DELAWARE
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            OO (LIMITED LIABILITY COMPANY)

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page  4 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             THAYER EQUITY INVESTORS IV, L.P.

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                     52-2128525
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 DELAWARE
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            PN

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page  5 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             TC EQUITY PARTNERS IV, L.L.C.

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                     52-2121904
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 DELAWARE
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            OO (LIMITED LIABILITY COMPANY)

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page  6 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             TC MANUFACTURING HOLDINGS, L.L.C.

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 DELAWARE
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            OO (LIMITED LIABILITY COMPANY)

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page  7 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             TC CO-INVESTORS IV, LLC

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                     52-2139964
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_)]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 DELAWARE
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            OO (LIMITED LIABILITY COMPANY)

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page  8 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             TC MANAGEMENT PARTNERS IV, L.L.C.

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                     52-2121901
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 DELAWARE
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            OO (LIMITED LIABILITY COMPANY)

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page  9 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             FREDERIC V. MALEK

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 USA
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            IN

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page 10 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             CARL J. RICKERTSEN

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 USA
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            IN

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page 11 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             JEFFREY W. GOETTMAN

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 USA
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            IN

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page 12 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             DANIEL M. DICKINSON

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 USA
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           37,636,077
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            IN

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page 13 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             BLUM STRATEGIC PARTNERS, L.P.

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                     94-3303833
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 DELAWARE
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            PN

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page 14 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             BLUM STRATEGIC GP, L.L.C.

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                     94-3303831
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 DELAWARE
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            OO (LIMITED LIABILITY COMPANY)

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page 15 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             BLUM (K*TEC) CO-INVESTMENT
                                                                                PARTNERS, L.P.

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 DELAWARE
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            PN

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page 16 of 23

----------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON                                             RICHARD C. BLUM

           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
----------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [X]     (b)
----------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
    4      SOURCE OF FUNDS                                                      N/A
----------------------------------------------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

----------------------------------------------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION                                 USA
----------------------------------------------------------------------------------------------------------------------
                                         7       SOLE VOTING POWER

                                   -----------------------------------------------------------------------------------
        NUMBER OF SHARES                 8       SHARED VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                           24,582,191
       REPORTING PERSON            -----------------------------------------------------------------------------------
             WITH                        9       SOLE DISPOSITIVE POWER

                                   -----------------------------------------------------------------------------------
                                        10       SHARED DISPOSITIVE POWER

                                                 24,582,191
----------------------------------------------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,582,191
----------------------------------------------------------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

----------------------------------------------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           89.7%

----------------------------------------------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*                                            IN

----------------------------------------------------------------------------------------------------------------------

CUSIP No. 86789P 10 0                                              Page 17 of 23

Item 1. Security and Issuer.

     Security: This Schedule 13D relates to 24,582,191 shares of common stock,
     --------
$0.01 par value per share ("Common Stock"), of Suntron Corporation (the "Issuer" or "Company").

     Issuer:   Suntron Corporation
     ------
               2501 West Grandview Road
               Phoenix, Arizona  85023

Item 2. Identity and Background.

     (a), (b), (c) and (f): This Schedule 13D is being filed jointly by
     ---------------------
Thayer-BLUM Funding III, L.L.C. ("TBF III"), Thayer Equity Investors IV, L.P., a Delaware limited partnership, TC Equity Partners IV, L.L.C., a Delaware limited liability company, TC Manufacturing Holdings, L.L.C., a Delaware limited liability company, TC Co-Investors IV, LLC, a Delaware limited liability company, TC Management Partners IV, L.L.C., a Delaware limited liability company, TC KCo, L.L.C., a Delaware limited liability company (together each of Thayer Equity Investors IV, L.P., TC Equity Partners IV, L.L.C., TC Manufacturing Holdings, L.L.C., TC Co-Investors IV, LLC, TC Management Partners IV, L.L.C. and TC KCo, L.L.C., the "Thayer Entities"), Blum Strategic Partners, L.P., a Delaware limited partnership, Blum Strategic GP, L.L.C., a Delaware limited liability company, Blum (K*TEC) Co-Investment Partners, L.P., a Delaware limited partnership (together each of Blum Strategic Partners, L.P., Blum Strategic GP, L.L.C. and Blum (K*TEC) Co-Investment Partners, L.P., the "Blum Entities") and Frederic V. Malek, Carl J. Rickertsen, Jeffrey W. Goettman, Susan Gallagher and Richard C. Blum as individuals (the "Individuals") (each of TBF III, the Thayer Entities, the Blum Entities, and the Individuals a "Reporting Person" and taken together the "Reporting Persons").

     The principal business offices of each of TBF III, the Thayer Entities, and Frederic V. Malek, Carl J. Rickertsen, Jeffrey W. Goettman and Susan Gallagher is 1455 Pennsylvania Avenue, N.W., Suite 350, Washington D.C. 20004. The business address of each of the Blum Entities and Richard C. Blum is 909 Montgomery Street, Suite 400, San Francisco, Ca. 94133.

     Thayer-BLUM Funding III, L.L.C. is in the business of holding shares of the Company for investment purposes. Thayer Equity Investors IV, L.P., TC Manufacturing Holdings, L.L.C. and TC KCo, L.L.C. are members of Thayer-BLUM Funding III, L.L.C. TC Equity Partners IV, L.L.C. is the general partner of Thayer Equity Investors IV, L.P. TC Co-Investors IV, LLC is the managing member of TC Manufacturing Holdings, L.L.C. TC Management Partners IV, L.L.C. is the managing member of TC Co-Investors IV, LLC. The principal business of each of TC Equity Partners IV, LLC and TC Co-Investors IV, LLC. is making investments in various industries and providing management services to portfolio companies.

     Blum Strategic Partners, L.P. and Blum (K*TEC) Co-Investment Partners, L.P. are members of Thayer-BLUM Funding III, L.L.C. Blum Strategic GP, L.L.C. is the general partner of Blum Strategic Partners, L.P. and of Blum (K*TEC) Co-Investment Partners, L.P. The principal business of Blum Strategic GP, L.L.C. is to act as general partner to several investment partnerships.

CUSIP No. 86789P 10 0                                              Page 18 of 23

     Each of Frederic V. Malek, Carl J. Rickertsen, Jeffrey W. Goettman and Susan Gallagher are private investment managers and citizens of the United States, and members of TC Management Partners IV, L.L.C. and TC Equity Partners IV, L.L.C. Richard C. Blum is a private investment manager and a citizen of the United States. John C. Walker is a citizen of the United States and a member of Blum Strategic GP, L.L.C. Jose S. Medeiros is a citizen of Brazil and a member of Blum Strategic GP, L.L.C. John C. Walker, Jose S. Medeiros and Jeffrey W. Goettman have been appointed Directors of the Issuer.

     (d) and (e): During the last five years, no Reporting Person (i) has been
     -----------
convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor (ii) has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction, and is or was, as a result of such proceeding, subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration.

     On February 28, 2002, certain securities of EFTC Corporation ("EFTC") and membership interests in Thayer-BLUM Funding II, L.L.C. ("TBF II") held by TBF III were exchanged for common stock of the Company as follows:

     1. 37,851,343 shares of common stock, par value $.01 per share, of EFTC were exchanged for 9,462,835 shares of common stock of the Company.

     2. all outstanding membership units of TBF II were exchanged for 15,119,356 shares of common stock of the Company.

Item 4. Purpose of Transaction

     (a), (b) and (d): On February 28, 2002, the Company acquired EFTC and TBF
     ----------------
II pursuant to an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated May 3, 2001, between the Company (formerly known as Express EMS Corporation), EFTC, K*TEC Electronics Holding Corporation ("K*TEC") and TBF II, the terms of which are more fully described in Item 6 below. Under the Merger Agreement, TBF II and EFTC merged with separate, wholly owned subsidiaries of the Company, with TBF II and EFTC each continuing as the surviving corporation and wholly owned subsidiary of the Company (the "Mergers"). As a result of the Mergers, each share of EFTC common stock was converted into 0.25 shares of the Company's common stock and all outstanding units of TBF II were converted into 15,119,356 shares of the Company's common stock. The board of directors of the Company consists of nine members, each of whom previously served as a member of the board of directors of EFTC, and the Company is led by EFTC's management team. The Reporting Persons have no other specific plan or proposal to change the Board of Directors or management of the Company.

     (c), (e) and (f) though (j): None of the Reporting Persons has any plans or
     ---------------------------
proposals which relate to, or could result in, the matters referred to in paragraphs (c), (e) and (f) through (j), inclusive, of the instructions to Item 4 of Schedule 13D.

Item 5. Interest and Securities of the Issuer.

CUSIP No. 86789P 10 0                                              Page 19 of 23

     (a): The Reporting Persons listed in Item 2 above may be deemed to be
     ---
members in a group, in which case each Reporting Person would be deemed to have beneficial ownership of 24,582,191 shares of Common Stock which accounts for 89.7% of the outstanding Common Stock.

     (b): The Reporting Persons listed in Item 2 above share the power to vote,
     ---
direct the vote, dispose, or direct the disposition of all the shares of Common Stock covered by this Schedule 13D. The participation in this filing by Frederic
V. Malek, Carl J. Rickertsen, Jeffrey W. Goettman, Susan Gallagher and Richard
C. Blum shall not be construed as an admission that they or any other member, managing member, director, executive officer, limited partner, general partner or shareholder of the Thayer Entities or the Blum Entities is, for any purpose, a beneficial owner of any of the Common Stock of the Issuer except to the extent of any pecuniary interest therein.

     (c): The transactions described in Item 4 are the only transactions
     ---
effected during the last 60 days by the Reporting Persons.

     (d): Not Applicable.
     ---

     (e): Not Applicable.
     ---

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

     Pursuant to the Merger Agreement, the Company entered into a registration rights agreement (the "Registration Rights Agreement") substantially similar to the Registration Rights Agreement filed as Exhibit 10.3 to the Company Amendment No. 1 to the Registration Statement on Form S-4/A filed on December 18, 2001. Pursuant to the Registration Rights Agreement, the Purchaser (and any of its permitted transferees) will have the right to require the Company to register the shares of Common Stock held by such persons under the Securities Act of 1933, as amended (the "Securities Act"), in certain circumstances. If the Company proposes to register its securities under the Securities Act, either for its own account or the account of others, the Purchaser (and any of its permitted transferees) will be entitled to notice of such registration and to include their shares in such registration; provided, among other conditions, that the underwriters for any such offering will have the right to limit the number of such shares included in such registration, subject to certain conditions.

     Other than as described above, the Reporting Persons do not have any contracts, arrangements, understandings or relationships with any person with respect to any securities of the Company.

Item 7. Materials to be Filed as Exhibits.


     Exhibit 99.1: Merger Agreement (filed as Exhibit 2.1 to the Company Registration Statement on Form S-4 filed on November 8, 2001, File No. 333-72992, and incorporated by reference herein)
     Exhibit 99.2:     Joint Filing Agreement (filed herewith)
     Exhibit 99.3:     Power of Attorney (filed herewith)

CUSIP No. 86789P 10 0                                              Page 20 of 23

     Exhibit 99.4: Registration Rights Agreement (filed as Exhibit 10.3 to the Company Amendment No. 1 to the Registration Statement on Form S-4/A filed on December 18, 2001, File No. 333-72992, and incorporated by reference herein)

CUSIP No. 86789P 10 0                                              Page 21 of 23

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 7, 2002

                                     THAYER-BLUM FUNDING III, L.L.C.


                                     By:    /s/ Jeffrey W. Goettman
                                            ------------------------------------
                                     Name:  Jeffrey W. Goettman
                                     Title: Authorized Person


                                     THAYER EQUITY INVESTORS IV, L.P.


                                     By:    TC Equity Partners IV, L.L.C.,
                                            its General Partner


                                     By:    /s/ Barry E. Johnson
                                            ------------------------------------
                                            Barry E. Johnson
                                            Attorney-in-Fact


                                     TC EQUITY PARTNERS IV, L.L.C.


                                     By:    /s/ Barry E. Johnson
                                            ------------------------------------
                                            Barry E. Johnson
                                            Attorney-in-Fact


                                     TC MANUFACTURING HOLDINGS, L.L.C.


                                     By:    TC Co-Investors IV, LLC,
                                            its Managing Member


                                     By:    TC Management IV, L.L.C.,
                                            its Managing Member


                                     By:    /s/ Barry E. Johnson
                                            ------------------------------------
                                            Barry E. Johnson
                                            Attorney-in-Fact

CUSIP No. 86789P 10 0                                              Page 22 of 23

                                     TC KCO, L.L.C.


                                     By:    /s/ Barry Johnson
                                            ------------------------------------
                                            Barry Johnson
                                            Attorney-in-Fact


                                     TC CO-INVESTORS IV, LLC


                                     By:    TC Management Partners IV, L.L.C.,
                                            its Managing Member


                                     By:    /s/ Barry E. Johnson
                                            ------------------------------------
                                            Barry E. Johnson
                                            Attorney-in-Fact


                                     TC MANAGEMENT PARTNERS IV, L.L.C.


                                     By:    /s/ Barry E. Johnson
                                            ------------------------------------
                                            Barry E. Johnson
                                            Attorney-in-Fact


                                     FREDERIC V. MALEK


                                     By:    /s/ Barry E. Johnson
                                            ------------------------------------
                                            Barry E. Johnson
                                            Attorney-in-Fact


                                     CARL J. RICKERTSEN


                                     By:    /s/ Barry E. Johnson
                                            ------------------------------------
                                            Barry E. Johnson
                                            Attorney-in-Fact


                                     JEFFREY W. GOETTMAN


                                     By:    /s/ Barry E. Johnson
                                            ------------------------------------
                                            Barry E. Johnson
                                            Attorney-in-Fact

CUSIP No. 86789P 10 0                                              Page 23 of 23

                                     DANIEL M. DICKINSON


                                     By:    /s/ Barry E. Johnson
                                            ------------------------------------
                                            Barry E. Johnson
                                            Attorney-in-Fact


                                     BLUM (K*TEC) CO-INVESTMENT PARTNERS, L.P.


                                     By:    BLUM STRATEGIC GP, L.L.C.,
                                            its General Partner

                                     By:    /s/ Murray A. Indick
                                            ------------------------------------
                                            Murray A. Indick
                                            Member


                                     BLUM STRATEGIC PARTNERS, L.P.


                                     By:    BLUM STRATEGIC GP, L.L.C.,
                                            its General Partner


                                     By:    /s/ Murray A. Indick
                                            ------------------------------------
                                            Murray A. Indick
                                            Member


                                     BLUM STRATEGIC GP, L.L.C.


                                     By:    /s/ Murray A. Indick
                                            ------------------------------------
                                            Murray A. Indick
                                            Member


                                     RICHARD C. BLUM


                                     By:    /s/ Murray A. Indick
                                            ------------------------------------
                                            Murray A. Indick
                                            Attorney-in-Fact